Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER RESULTS AND REVISES GUIDANCE

•	Additional project charge on acquired EPC joint venture project and other project delays reduce quarterly earnings to a loss of $0.11 per share

•	Record backlog of $1.24 billion

•	Project awards of $714.4 million in the quarter increase year-to-date bookings to $1.3 billion

•	Company's cash position improves to $103.2 million

TULSA, OK – May 7, 2015 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the third quarter and nine months ended March 31, 2015.

"Our third quarter results were impacted by an additional charge related to the acquired EPC joint venture project in the Electrical Infrastructure segment," said John Hewitt, President and CEO of Matrix Service Company. "This charge is a result of labor compression and productivity losses, as well as technical issues that have created continued rework, installation and commissioning complexity, all of which has pushed the completion date beyond the previous forecast but still within fiscal 2015. In addition, the underlying results in the quarter and the balance of the fiscal year have been impacted by permitting delays, refinery strikes, high refinery utilization, weather disruption and slow project ramp ups."

In spite of these issues, the Company expressed confidence in its long-term strategy and with record backlog and a very robust proposal environment, expects continued growth in fiscal 2016.

"We have built a diversified foundation which, combined with the business environment and our strong financial position, ensures our long-term success. We will continue to invest in targeted acquisitions as well as our people, processes and systems to facilitate continuous improvement and sustainable success," said Hewitt.

The following financial results include the acquired EPC joint venture project. The Company has a 65 percent controlling interest in the joint venture and consolidates the joint venture operating results into the Company's financial statements and reports the minority interest holder's 35 percent share of joint venture activity as a non-controlling interest. The information below represents the consolidated results of the Company and, unless noted otherwise, includes 100 percent of the joint venture activity.

Third Quarter Fiscal 2015 Results

Revenue for the third quarter ended March 31, 2015 was $314.2 million compared to $381.5 million in the same period a year earlier, a decrease of $67.3 million, or 17.6%. In fiscal 2015, the Company recognized a net loss of $3.0 million or $0.11 per fully diluted share. In the same period a year earlier, the Company earned $11.4 million, or $0.42 per fully diluted share. The acquired EPC joint venture recorded a charge of $28.5 million in the third quarter. The Company's portion of this charge totaled $18.5 million which was partially offset by reductions in incentive compensation and reduced quarterly earnings by $0.36 per fully diluted share.

On a segment basis, revenue decreased in the Storage Solutions, Electrical Infrastructure and Industrial segments by $74.6 million, $13.9 million and $11.6 million respectively, partially offset by an increase in the Oil Gas & Chemical segment of $32.8 million.

Consolidated gross profit was $2.6 million in the three months ended March 31, 2015 compared to $39.9 million in the three months ended March 31, 2014. Fiscal 2015 gross margins were reduced by 8.9% to 0.8% related to a charge of $28.5 million on an acquired EPC joint venture power generation project. Fiscal 2014 gross margins were 10.5%.

Selling, general and administrative costs were $17.1 million, in the third quarter of fiscal 2015 compared to $21.1 million in the same period a year earlier. The reduction in SG&A expense is primarily attributable to lower incentive compensation expense in fiscal 2015. SG&A expense as a percentage of revenue decreased to 5.4% in the three months ended March 31, 2015 as compared to 5.5% for the three months ended March 31, 2014.

Nine Month Fiscal 2015 Results
Revenue for the nine months ended March 31, 2015 was $978.7 million compared to $918.7 million in the same period a year earlier, an increase of $60.0 million, or 6.5%. In fiscal 2015, the Company earned net income of $6.2 million or $0.23 per fully diluted share. In the same period a year earlier, the Company earned $28.3 million, or $1.05 per fully diluted share. The acquired EPC joint venture recorded charges totaling $54.7 million for the nine months. The Company's portion of these charges totaled $35.6 million which was partially offset by reductions in incentive compensation and reduced earnings for the period by $0.69 per fully diluted share.

On a segment basis, consolidated revenue increased in the Industrial, Oil Gas & Chemical and Electrical Infrastructure segments by $93.0 million, $37.0 million and $30.2 million respectively, partially offset by a decrease in the Storage Solutions segment of $100.2 million.

Consolidated gross profit was $47.0 million in the nine months ended March 31, 2015 compared to $99.6 million in the nine months ended March 31, 2014. Fiscal 2015 gross margins were reduced by 5.8% to 4.8% related to a charge of $54.7 million on an acquired EPC joint venture power generation project. Fiscal 2014 gross margins were 10.8%.

Consolidated SG&A expenses were $56.5 million in the nine months ended March 31, 2015 compared to $55.2 million in the same period a year earlier. SG&A expense as a percentage of revenue was 5.8% in the nine months ended March 31, 2015 compared to 6.0% in the same period a year earlier.
Backlog
Backlog at March 31, 2015 totaled $1.24 billion, an increase of $323.4 million, or 35.3%, compared to the backlog at June 30, 2014 of $915.8 million. Backlog increased $400.0 million, or 47.7%, compared to December 31, 2014 backlog of $839.0 million. Project awards totaled $714.4 million and $1.30 billion in the three and nine months ended March 31, 2015, respectively.
Financial Position
Availability under the Company's credit facility of $89.9 million along with the Company's cash balance of $103.2 million provided liquidity of $193.1 million at March 31, 2015.
Earnings Guidance
The Company expects revenue in the fourth quarter to be between $360.0 million and $400.0 million and earnings per fully diluted share to be between $0.25 and $0.30 and fiscal 2015 revenue to be between $1.34 billion and $1.38 billion and earnings per fully diluted share to be between $0.48 and $0.53.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, May 8, 2015 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Revenues	$314,155	$381,516	$978,718	$918,731
Cost of revenues	311,523	341,572	931,752	819,161
Gross profit	2,632	39,944	46,966	99,570
Selling, general and administrative expenses	17,080	21,125	56,538	55,172
Operating income (loss)	(14,448)	18,819	(9,572)	44,398
Other income (expense):
Interest expense	(294)	(324)	(946)	(898)
Interest income	40	44	390	57
Other	252	9	281	(147)
Income (loss) before income tax expense	(14,450)	18,548	(9,847)	43,410
Provision for federal, state and foreign income taxes	(1,508)	6,756	3,271	14,755
Net income (loss)	$(12,942)	$11,792	$(13,118)	$28,655
Less: Net income (loss) attributable to noncontrolling interest	(9,983)	396	(19,359)	401
Net income (loss) attributable to Matrix Service Company	$(2,959)	$11,396	$6,241	$28,254

Basic earnings (loss) per common share	$(0.11)	$0.43	$0.23	$1.08
Diluted earnings (loss) per common share	$(0.11)	$0.42	$0.23	$1.05
Weighted average common shares outstanding:
Basic	26,711	26,374	26,593	26,244
Diluted	26,711	27,040	27,175	26,898

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	March 31, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$103,183	$77,115
Accounts receivable, less allowances (March 31, 2015— $492 and June 30, 2014—$204)	188,579	204,692
Costs and estimated earnings in excess of billings on uncompleted contracts	77,340	73,008
Deferred income taxes	6,705	5,994
Inventories	2,875	3,045
Income taxes receivable	7,326	2,797
Other current assets	6,831	8,897
Total current assets	392,839	375,548
Property, plant and equipment at cost:
Land and buildings	31,935	31,737
Construction equipment	86,304	82,745
Transportation equipment	46,524	42,087
Office equipment and software	26,968	26,026
Construction in progress	6,266	9,892
	197,997	192,487
Accumulated depreciation	(112,234)	(103,315)
	85,763	89,172
Goodwill	71,377	69,837
Other intangible assets	25,156	28,676
Other assets	3,871	5,699
Total assets	$579,006	$568,932

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	March 31, 2015	June 30, 2014
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$90,478	$111,863
Billings on uncompleted contracts in excess of costs and estimated earnings	139,446	108,440
Accrued wages and benefits	32,067	36,226
Accrued insurance	8,946	8,605
Income taxes payable	1,955	—
Other accrued expenses	14,995	4,727
Total current liabilities	287,887	269,861
Deferred income taxes	5,484	5,167
Borrowings under senior credit facility	9,934	11,621
Total liabilities	303,305	286,649
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2015, and June 30, 2014	279	279
Additional paid-in capital	121,462	119,777
Retained earnings	183,478	177,237
Accumulated other comprehensive loss	(6,178)	(182)
	299,041	297,111
Less: Treasury stock, at cost— 1,173,656 shares as of March 31, 2015, and 1,453,770 shares as of June 30, 2014	(13,550)	(16,595)
Total Matrix Service Company stockholders’ equity	285,491	280,516
Noncontrolling interest	(9,790)	1,767
Total stockholders' equity	275,701	282,283
Total liabilities and stockholders’ equity	$579,006	$568,932

Matrix Service Company

Results of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Gross revenues
Electrical Infrastructure	$48,228	$62,144	$162,434	$132,201
Oil Gas & Chemical	97,612	63,112	228,230	188,025
Storage Solutions	107,640	182,129	370,977	471,330
Industrial	64,841	74,577	224,173	128,398
Total gross revenues	$318,321	$381,962	$985,814	$919,954
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	1,854	118	3,656	425
Storage Solutions	477	328	718	798
Industrial	1,835	—	2,722	—
Total inter-segment revenues	$4,166	$446	$7,096	$1,223
Consolidated revenues
Electrical Infrastructure	$48,228	$62,144	$162,434	$132,201
Oil Gas & Chemical	95,758	62,994	224,574	187,600
Storage Solutions	107,163	181,801	370,259	470,532
Industrial	63,006	74,577	221,451	128,398
Total consolidated revenues	$314,155	$381,516	$978,718	$918,731
Gross profit (loss)
Electrical Infrastructure	$(22,429)	$5,971	$(38,976)	$13,155
Oil Gas & Chemical	7,261	7,397	18,999	21,614
Storage Solutions	11,247	19,269	39,996	51,894
Industrial	6,553	7,307	26,947	12,907
Total gross profit	$2,632	$39,944	$46,966	$99,570
Operating income (loss)
Electrical Infrastructure	$(24,306)	$2,498	$(46,484)	$4,658
Oil Gas & Chemical	2,563	3,252	5,823	8,922
Storage Solutions	5,055	10,084	18,785	26,676
Industrial	2,240	2,985	12,304	4,142
Total operating income	$(14,448)	$18,819	$(9,572)	$44,398

Matrix Service Company
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	March 31, 2015	March 31, 2014
Operating activities:
Net income (loss)	$(13,118)	$28,655
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	17,332	12,945
Deferred income tax	(1,026)	(4,501)
Gain on sale of property, plant and equipment	(305)	(39)
Provision for uncollectible accounts	419	(81)
Stock-based compensation expense	4,730	3,905
Excess tax benefit of exercised stock options and vesting of deferred shares	(1,764)	(1,597)
Other	178	150
Changes in operating assets and liabilities increasing (decreasing) cash, net of effects from acquisitions:
Accounts receivable	17,353	(58,955)
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,332)	(10,901)
Inventories	170	(109)
Other assets and liabilities	2,425	7,335
Accounts payable	(23,025)	38,734
Billings on uncompleted contracts in excess of costs and estimated earnings	31,006	(4,684)
Accrued expenses	6,932	9,298
Net cash provided by operating activities	36,975	20,155
Investing activities:
Acquisition of property, plant and equipment	(11,075)	(17,834)
Acquisition	(5,551)	(51,398)
Proceeds from asset sales	653	327
Net cash used by investing activities	$(15,973)	$(68,905)

Matrix Service Company
Consolidated Statements of Cash Flows (continued)
(In thousands)

	Nine Months Ended
	March 31, 2015	March 31, 2014
Financing activities:
Proceeds from noncontrolling interest	$7,802	$—
Issuances of common stock	493	1,076
Excess tax benefit of exercised stock options and vesting of deferred shares	1,764	1,597
Payment of debt amendment fees	—	(507)
Advances under credit agreement	8,289	68,970
Repayments of advances under credit agreement	(9,976)	(23,867)
Proceeds from issuance of common stock under employee stock purchase plan	215	76
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	(2,472)	(1,678)
Net cash provided (used) by financing activities	6,115	45,667
Effect of exchange rate changes on cash	(1,049)	(909)
Net increase (decrease) in cash and cash equivalents	26,068	(3,992)
Cash and cash equivalents, beginning of period	77,115	63,750
Cash and cash equivalents, end of period	$103,183	$59,758
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$6,700	$11,445
Interest	$1,019	$579
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$1,104	$965

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

Three Months Ended March 31, 2015

The following table provides a summary of changes in our backlog for the three months ended March 31, 2015:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2014	$124,158	$147,707	$446,877	$120,229	$838,971
Project awards	477,138	81,665	68,588	87,028	714,419
Revenue recognized	(48,228)	(95,758)	(107,163)	(63,006)	(314,155)
Backlog as of March 31, 2015	$553,068	$133,614	$408,302	$144,251	$1,239,235
Nine Months Ended March 31, 2015

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2015:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2014	$162,136	$110,217	$482,631	$160,842	$915,826
Project awards	553,366	247,971	295,930	204,860	1,302,127
Revenue recognized	(162,434)	(224,574)	(370,259)	(221,451)	(978,718)
Backlog as of March 31, 2015	$553,068	$133,614	$408,302	$144,251	$1,239,235